Exhibit 10.1

Execution Version

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the “Agreement”) is entered into as of November 13, 2018 by and between TransUnion, a Delaware corporation (together with its successors and assigns, the “Company”), and Christopher A. Cartwright (“Executive” and, together with the Company, the “Parties” and each a “Party”).

RECITALS

WHEREAS, Executive is currently serving as the Executive Vice President, U.S. Information Services of the Company;

WHEREAS, Executive and the Company are party to a Severance and Restrictive Covenant Agreement dated as of August 19, 2013 (the “Existing Agreement”), which shall remain in effect until the Effective Date (as defined below); and

WHEREAS, the Parties desire to provide for Executive’s employment with the Company as its President and Chief Executive Officer (together, “CEO”) effective upon the final adjournment of the Company’s 2019 Annual Shareholders Meeting (the “2019 Meeting”) scheduled to be held on May 8, 2019 (such date and time, the “Effective Date”).

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and of the respective covenants and agreements set forth below, the Parties hereby agree as follows:

1.	Employment.

(a) General. The Company shall employ Executive and Executive shall remain in the employ of the Company, for the period and in the position set forth in this Section 1, and subject to the other terms and conditions herein provided.

(b) Employment Term. For purposes of this Agreement, the “Term” shall mean the period beginning on the Effective Date through but not including the third anniversary of the Effective Date, and shall automatically renew for successive twelve (12) month periods unless no later than one hundred eighty (180) days prior to the end of the applicable Term either Party gives notice of non-renewal to the other in which case Executive’s employment will terminate at the end of the then-applicable Term, subject to earlier termination as provided in Section 3.

(c) Position and Duties. Executive shall serve as the CEO. Executive shall have such powers, responsibilities, duties and activities as are customary for such positions at companies engaged in similar businesses as assigned by the Board of Directors of the Company (the “Board”). Executive shall devote substantially all of Executive’s working time and efforts to the business and affairs of the Company (which shall include service to its “Affiliates” (within the meaning of Rule 12b-2 promulgated under Section 12 of the Securities Exchange Act of 1934, as amended from time to time)) and shall not engage in outside business activities (including serving on outside boards or committees) without the consent of the Board, provided that Executive shall be permitted to (i) manage Executive’s personal, financial and legal affairs, (ii) participate in trade associations, (iii) serve on the board of directors of not-for-profit or tax-exempt charitable organizations, and (iv) subject to approval by the Board, serve on the board of directors or similar board of for-profit organizations, in each case, subject to compliance with this Agreement and provided that such activities do not materially interfere with Executive’s performance of Executive’s duties and responsibilities hereunder and are not otherwise considered to be inappropriate by the Board. Executive agrees to observe and comply with the rules and policies of the Company and its subsidiaries as adopted by the Company or its Affiliates from time to time, in each case as amended from time to time, as set forth in writing, and as delivered or made available to Executive (each, a “Policy”).

(d) Fiduciary Duty. Executive acknowledges and agrees that he will exercise the highest degree of loyalty and care and that he will act at all times in the best interests of the Company and its reputation. In keeping with these duties and without limiting any other provision of this Agreement, Executive agrees that he will make full disclosure to the Board of all business opportunities pertaining to the Company’s business and shall not appropriate for his own benefit business opportunities concerning the subject matter of the fiduciary relationship.

(e) Service on Board. The Company shall use its reasonable best efforts to cause Executive to be elected as a member of the Board at the 2019 Meeting effective as of the Effective Date and, subject to Section 3, use its reasonable best efforts to cause Executive to be re-elected to the Board during the Term.

(f) Principal Place of Employment. Executive’s principal office shall be the Company’s headquarters in Chicago, Illinois. The Parties understand that given the nature of Executive’s duties, Executive will be required to travel and perform services at locations other than his principal office from time to time.

2.	Compensation and Related Matters.

(a) Annual Base Salary. During the Term, Executive shall receive a base salary at a minimum rate of $950,000 per annum, which shall be paid in accordance with the customary payroll practices of the Company and shall be pro-rated for partial years of employment. Such annual base salary shall be subject to periodic review at least annually by the Board’s Compensation Committee (the “Committee”) and shall be subject to increase but not decrease (such annual base salary, as it may be increased from time to time, the “Base Salary”).

(b) Annual Bonus. With respect to each calendar year during the Term, Executive will be eligible to participate in an annual incentive program maintained by the Company. Executive’s annual incentive compensation under such incentive program, (the “Annual Bonus”) shall be (i) in respect of the portion of calendar year 2019 preceding the Effective Date, targeted at 100% of his annual base salary as in effect on the date hereof, pro-rated for the portion of calendar year 2019 preceding the Effective Date and otherwise on a basis consistent with historical practice in respect of Executive in his role with the Company as of the date hereof, and (ii) in respect of the period beginning on the Effective Date, targeted at 115% of his Base Salary (the “Target Bonus”), pro-rated for the portion of calendar year 2019 on and following the Effective Date. During the Term, the Annual Bonus shall be based upon the achievement of the applicable Company and/or individual performance metrics as pre-established by the Committee with the maximum amount payable up to 200% of the target amount. Executive’s goals, objectives and performance targets will be developed by the Committee on an annual, ongoing basis, provided that in no event will Executive’s bonus targets be less than the Target Bonus during the Term.

(c) Long-Term Incentives.

(i) Initial Equity Grant. On or as soon reasonably practicable following the Effective Date, the Company will grant Executive an additional equity incentive award under the Transunion 2015 Omnibus Incentive Plan, as amended from time to time (the “Incentive Plan”), containing the same terms and conditions as the 2019 annual equity incentive award under the Incentive Plan made to executives of the Company generally, in an amount whereby the total target grant date fair value for all equity incentive awards granted during the entire 2019 calendar year to the Executive totals $5.5 million (the “Initial Equity Grant”).

(ii) Future Equity Grants. Beginning in calendar year 2020, the Company will grant Executive equity incentive awards under the Incentive Plan for each calendar year of the Company commencing during the Term in an amount as determined by the Committee (together with the Initial Equity Grant, the “LTI Grants”).

(iii) Award Terms. The type of award and specific terms and conditions of the LTI Grants will be determined by the Committee, but shall be commensurate with Executive’s position and the terms shall be consistent with the terms applicable to other executives of the Company.

(d) Employee Benefits. During the Term, Executive shall be eligible to participate in employee benefit plans, programs and arrangements generally available from time to time to other executives of the Company employed at the Company’s headquarters as they may be in effect from time to time. Executive shall be entitled to participate in any deferred compensation programs (including under the Retirement and Supplemental 401(k) Plan) to the extent Executive is eligible and said programs are available to other executives.

(e) Paid Time Off. During the Term, Executive shall be entitled to paid personal leave in accordance with the Company’s Policy for executives. Any such leave shall be taken at the reasonable and mutual convenience of the Company and Executive.

(f) Business Expenses. During the Term, the Company shall reimburse Executive for all reasonable travel and other business expenses incurred by Executive in the performance of Executive’s duties to the Company in accordance with the Company’s expense reimbursement Policy.

(g) Indemnification. Executive shall be indemnified by the Company to the fullest extent provided by the corporate documents of the Company as in effect from time to time (but determined without regard to any amendment thereto which reduces any of Executive’s rights that arise prior to the date of such amendment) or pursuant to applicable law and subject to

Executive’s execution of applicable undertakings, as provided by such corporate documents or applicable law, both during Executive’s employment and thereafter, with regard to Executive’s actions or inactions in connection with being an officer or director of the Company or any of its Affiliates and the Company shall enter into an indemnification agreement with Executive in the form of its standard indemnification agreement with its directors. Both during Executive’s employment and, thereafter, while potential liability exists, with regard to Executive’s prior activities as an officer or director the Company shall also provide Executive with director and officer liability insurance coverage on the same basis, if any, such coverage is provided to similarly situated officers and directors of the Company.

(h) Attorney’s Fees. The Company will reimburse (or cause to be reimbursed) Executive’s reasonable attorney’s fees incurred in connection with the negotiation of this Agreement up to a maximum of $15,000.

3.	Termination of Employment.

(a) In General. Executive’s employment hereunder may be terminated by the Company or Executive, as applicable, without any breach of this Agreement under the following circumstances:

(i) Death. Executive’s employment hereunder shall terminate upon Executive’s death.

(ii) Disability. If Executive has incurred a Disability, as defined below, the Company may terminate Executive’s employment.

(iii) Termination for Cause. The Company may terminate Executive’s employment for Cause.

(iv) Termination without Cause. The Company may terminate Executive’s employment without Cause.

(v) Termination by Executive without Good Reason. Executive may terminate Executive’s employment with the Company without Good Reason.

(vi) Termination by Executive for Good Reason. Executive may terminate Executive’s employment with the Company for Good Reason.

(b) Notice of Termination. Any termination of Executive’s employment by the Company or by Executive under this Section 3 (other than termination pursuant to Section 3(a)(i)) shall be communicated by a written notice to the other Party hereto (i) indicating the specific termination provision in this Agreement relied upon, (ii) in the case of a termination pursuant to Section 3(a)(iii) or (vi), setting forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive’s employment under the provision so indicated, and (iii) specifying a Date of Termination which, if submitted by Executive pursuant to Section 3(a)(v), shall be at least sixty (60) days following the date of such notice (a “Notice of Termination”); provided that in the event that Executive delivers a Notice of Termination to the Company, the Company may, in its sole discretion, change the Date of Termination to any date that occurs on or following the date of the Company’s receipt of such Notice of Termination and is prior to the date specified in such Notice of Termination. A Notice of Termination submitted by the Company may provide for a Date of Termination on the date Executive receives the Notice of Termination, or any date thereafter elected by the Company in its sole discretion (subject to any Executive cure rights in the case of a termination for Cause pursuant to Section 3(a)(iii)). In the event of a dispute over the existence of Cause or Good Reason, either Party may introduce newly discovered or newly arising evidence in support of or in opposition to the determination of Cause or Good Reason.

(c) Company Obligations upon Termination. Upon termination of Executive’s employment pursuant to any of the circumstances listed in Section 3(a) or by Executive upon expiration of the Term following notice of nonrenewal by the Company or the Executive pursuant to Section 1(b), Executive (or Executive’s estate) shall be entitled to receive the sum of: (i) the portion of Executive’s Base Salary earned through the Date of Termination, but not yet paid to Executive; (ii) any paid time off that has been accrued but unused in accordance with the Company’s Policies; (iii) any reimbursements owed to Executive pursuant to Section 2(f); (iv) any amount accrued and arising from Executive’s participation in, or benefits accrued under any employee benefit plans, programs or arrangements, which amounts shall be payable in accordance with the terms and conditions of such employee benefit plans, programs or arrangements; and (v) except in the case of a termination of Executive’s employment for Cause pursuant to Section 3(a)(iii), any earned but unpaid Annual Bonus for the prior calendar year. Except as otherwise expressly required by law (e.g., COBRA (as defined below)) or as specifically provided herein, or in any other plan or arrangement maintained by the Company, all of Executive’s rights to salary, severance, benefits, bonuses and other compensatory amounts hereunder (if any) shall cease upon the termination of Executive’s employment hereunder. In the event that Executive’s employment is terminated hereunder for any reason, Executive’s sole and exclusive remedy shall be to receive the payments and benefits described in this Section 3(c) and Section 4 as applicable or in any other plan or arrangement maintained by the Company, as applicable.

(d) Deemed Resignation. Upon termination of Executive’s employment for any reason, Executive shall be deemed to have resigned from all offices and directorships, if any, then held with the Company or any of its Affiliates and Executive agrees to execute any and all documents necessary to effectuate such resignations.

4.	Severance Payments.

(a) Termination Generally. If Executive’s employment shall terminate pursuant to Section 3(a) for any reason other than pursuant to Section 3(a)(iv) (by the Company without Cause) or Section 3(a)(vi) (by Executive for Good Reason), then Executive shall not be entitled to any severance payments or benefits, except as provided in Section 3(c).

(b) Termination without Cause or for Good Reason. If Executive’s employment is terminated by the Company without Cause pursuant to Section 3(a)(iv), by Executive for Good Reason pursuant to Section 3(a)(vi), or by Executive upon expiration of the Term following notice of nonrenewal by the Company pursuant to Section 1(b), then, subject to Executive signing on or before the 50th day following Executive’s Separation from Service (as defined below), and not revoking, a release of claims substantially in the form attached hereto as Exhibit A (which form the Company may revise to reflect changes in applicable law if such changes are reasonably necessary in order for the Company to obtain a valid release of claims in favor of the Company and its Affiliates (the “Release”)), and Executive’s continued compliance with Section 5 and Section 6 and all applicable Policies (other than non-compliance that is de minimis and inconsequential or inadvertent and cured within five (5) business days of notice thereof from the Company), Executive shall receive, in addition to payments and benefits set forth in Section 3(c), the following benefits (the “Termination Payments”):

(i) a cash payment in an amount equal to two (2) times the sum of the Base Salary and the Target Bonus payable over eighteen (18) months immediately following the Date of Termination in equal installments in accordance with the Company’s regular payroll practices following the Date of Termination;

(ii) if the Date of Termination occurs on or after July 1 in a given calendar year, an amount equal to a pro rata portion of the Target Bonus;

(iii) a lump sum amount equal to the Company’s estimate of the premiums under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) for the 18-month period following the Date of Termination if Executive, for Executive and Executive’s eligible dependents, continued on COBRA for such period;

(iv) the services of an outplacement agency of Executive’s choosing for a period of up to one year and with a maximum value of $50,000, provided that any payments pursuant to this Section 4(b)(iv) shall be made directly to the outplacement firm for services rendered upon receipt of satisfactory documentation;

(v) if the Date of Termination occurs on or after October 1 in a given calendar year, an amount equal to the Company’s 401(k) retirement contribution that Executive would have received for the year in which the Date of Termination occurs if Executive had remained employed through the last working day of that year; and

(vi) any equity incentive compensation award granted Executive on or after January 1, 2019 shall pro-rata vest based on the number of full and partial months actively employed during either the vesting period or performance period, as applicable, whereby (A) in the case of any award with a service-vesting component only starting with the date of grant of the award and ending with the Date of Termination and (B) in the case of any award with a performance-vesting component starting with the date of the beginning of the applicable performance period and ending with the earlier of the Date of Termination or the last day of the performance period. Any award with a service-vesting component only shall vest effective as if the Date of Termination was the last day of the service-vesting period and any award with a performance-vesting component shall remain subject to actual performance attainment during the full performance period with the payment of any such performance award otherwise made at such time and under such other circumstances as would have applied without regard to Executive’s employment termination.

Subject to execution and nonrevocation of the Release, the cash lump sum amounts payable pursuant to Section 4(b)(ii), (iii) and (v) shall be paid sixty (60) days after Executive’s Date of Termination. Executive agrees that in the event Executive materially breaches any of the Restrictive Covenants (as defined below), Executive shall be required to immediately repay the full amount of the Termination Payments, which repayment shall be in addition to, and not in lieu of, all other legal and equitable remedies available to the Company, and Executive agrees further that if Executive contests any nonpayment of Termination Payments based on non-compliance with Section 5 or Section 6 or any Policy which Executive claims is de minimis and inconsequential or inadvertent and cured within five (5) business days of notice thereof from the Company, all Termination Payments will be tolled until final resolution of the matter. For the purposes of clause (ii) above, “pro rata” means a fraction, the numerator of which is the number of days in the calendar year that have elapsed to, and including, termination, and the denominator of which is 365.

(e) No Mitigation; Payment to Surviving Spouse. Notwithstanding anything to the contrary in this Agreement, Executive shall not be required to seek other employment or otherwise mitigate any damages resulting from any termination of employment. In the event of Executive’s death prior to payment of all compensation and benefits due to Executive under Section 3(c) and Section 4(b), as applicable, any remaining compensation and benefits shall be paid to his spouse, if any, or if none as required by laws of succession or intestacy.

5.	Certain Covenants.

(a) Executive acknowledges and agrees that the Company has expended and will expend substantial time, effort and resources in developing and maintaining its “Confidential Information and Trade Secrets,” as that phrase is defined in the “Executive’s Agreement Regarding Inventions, Confidential Information and Trade Secrets” (the “Confidentiality Agreement”), which is attached hereto as Exhibit B and which is fully incorporated herein. Executive therefore agrees that, contemporaneously with Executive’s execution of this Agreement, Executive also will execute the Confidentiality Agreement and shall comply with all the terms and conditions thereof.

(b) Executive covenants and agrees that during the Term and for a period of twelve (12) months thereafter (the Term and such period, collectively, the “Restricted Period”), Executive shall not, except as expressly permitted by this Agreement, directly or indirectly own an interest in, operate, join, control, advise, work for, consult to, have a financial interest which provides any control of, or participate in, any Competitor. This prohibition applies anywhere within North America, including Canada, the United States of America and Mexico, the United Kingdom, the Republic of South Africa, Hong Kong, Brazil and any other country in which, on the Date of Termination of Executive’s employment, the Company has operations that generate revenues that are at least equal to the revenues generated by the Company’s operations in any of the countries set forth in this sentence. This covenant does not prohibit the mere ownership of less than one percent (1%) of the outstanding stock of any publicly-traded corporation as long as Executive does not actually control such corporation and are not otherwise in violation of this Agreement.

(c) Executive covenants and agrees that, at all times during the Restricted Period, Executive shall not except as expressly permitted by this Agreement, directly or indirectly, on Executive’s own behalf or on behalf of any other Person, contact, solicit, induce or recruit any Customer to acquire any Competitive Product or Service from any Person other than the Company or its Affiliates.

(d) Executive covenants and agrees that, at all times during the Restricted Period, Executive shall not receive commissions, agency fees, or compensation of any kind directly based on sales of any Competitive Product or Service to any Customer or otherwise relating to the placement, negotiation or transfer of any Competitive Product or Service with or to any Customer. Notwithstanding the foregoing however, this provision shall not restrict or prohibit Executive from selecting any Competitive Product or Service in a capacity as an officer or director of any Person, including any Customer.

(e) Executive agrees that the Company has invested and will invest substantial time and effort in acquiring and maintaining its workforce. Accordingly, Executive agrees that during the Term and for a period of twenty-four (24) months thereafter, Executive shall not, nor cause any other Person to, (i) hire away any individual who was employed by the Company or any of its Affiliates at any time on or after that date which is six (6) months prior to Executive’s termination of employment, or (ii) directly or indirectly, entice, solicit or seek to induce or influence any such individual to leave their employment with the Company or any of its Affiliates. Notwithstanding the foregoing, the restrictions set forth in this Section 5(e) shall cease to apply with respect to any individual (other than Executive) upon such individual’s ceasing to be employed by the Company or any of its Affiliates for a period of six (6) consecutive months.

(f) Executive covenants and agrees that, at all times during the Restricted Period, Executive shall not, except as expressly permitted by this Agreement, divert or attempt to divert or take advantage of or attempt to take advantage of any actual or potential business or opportunities of the Company or any of its subsidiaries, of which Executive became aware as the result of Executive’s employment with the Company and which relate specifically to the Business, or any part thereof, as conducted or, to Executive’s knowledge, planned to be conducted, as of the Date of Termination of Executive’s employment with the Company or at any time within the 12-month period immediately preceding the Date of Termination or the date of such conduct (if Executive is then employed by the Company).

(g) Executive acknowledges that should Executive violate any of the covenants contained in this Section 5 or in Section 6 (collectively, the “Restrictive Covenants”), it will be difficult to determine the resulting damages to the Company and its Affiliates and, in addition to any other remedies the Company and its Affiliates may have, the Company and its Affiliates shall be entitled to temporary injunctive relief without being required to post a bond and permanent injunctive relief without the necessity of proving actual damage. The Company may elect to seek one or more of these remedies at its sole discretion on a case-by-case basis. Failure to seek any or all remedies in one case shall not restrict the Company from seeking any remedies in another situation. Such action by the Company shall not constitute a waiver of any of its rights.

(h) It is the Parties’ intent that each of the Restrictive Covenants be read and interpreted with every reasonable inference given to its enforceability. However, it is also the Parties’ intent that if any term, provision or condition of the Restrictive Covenants is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the provisions thereof shall remain in full force and effect and shall in no way be affected, impaired or invalidated. Finally, it is also the Parties’ intent that if a court should determine any of the Restrictive Covenants are unenforceable because of over-breadth, then the court shall modify said covenant so as to make it reasonable and enforceable under the prevailing circumstances.

(i) In the event of any material breach by Executive of any Restrictive Covenant, the running of the period of restriction shall be automatically tolled and suspended for the duration of such breach, and shall automatically recommence when such breach is remedied in order that the Company shall receive the full benefit of Executive’s compliance with each of the Restrictive Covenants.

(j) Executive agree that the Restrictive Covenants shall be enforced independently of any other obligations between the Company, on the one hand, and Executive, on the other (other than the Company’s obligation to make payments hereunder), and that the existence of any other claim or defense shall not affect the enforceability of the Restrictive Covenants or the remedies provided herein.

(k) Pursuant to 18 U.S.C. § 1833(b), Executive understands that Executive will not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret of the Company that (i) is made (A) in confidence to a Federal, State, or local government official, either directly or indirectly, or to Executive’s attorney and (B) solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding. Executive understands that if Executive files a lawsuit for retaliation by the Company for reporting a suspected violation of law, Executive may disclose the trade secret to Executive’s attorney and use the trade secret information in the court proceeding if Executive (x) files any document containing the trade secret under seal, and (y) does not disclose the trade secret, except pursuant to court order. Nothing in this Agreement, or any other agreement that Executive has with the Company, is intended to conflict with 18 U.S.C. § 1833(b) or create liability for disclosures of trade secrets that are expressly allowed by such section. Further, nothing in this Agreement or any other agreement that Executive has with the Company shall prohibit or restrict Executive from making any voluntary disclosure of information or documents concerning possible violations of law to any governmental agency or legislative body, or any self-regulatory organization, in each case, without advance notice to the Company.

6.	Certain Additional Covenants.

(a) Executive shall not, directly or indirectly, except to the extent otherwise required to enforce rights of Executive against the Company, disparage the Company and/or communicate, either in writing or orally, any statement that bears negatively on the Company’s reputation, services, products, principals, customers, policies, adherence to the law (unless otherwise required by law), shareholders, officers, directors, officials, executives, employees, agents, representatives, business or other legitimate interests of the Company.

(b) The Company agrees that, except to the extent otherwise required to enforce rights of the Company against Executive, upon Executive’s termination of employment it shall instruct its directors and senior officers not to make any disparaging remarks about Executive for so long as such persons remain directors and/or senior officers of the Company, provided that nothing in this Section 6(b) shall prevent the Company or such persons from providing truthful testimony before, or statements to, any governmental agency, legislative body, or any self-regulatory organization.

(b) During the 12-month period following the termination of Executive’s employment with the Company for any reason, Executive will provide reasonable assistance to and shall cooperate with the Company and its Affiliates in connection therewith, upon the Company’s reasonable request, regarding matters within the scope of Executive’s duties and responsibilities during Executive’s employment of which Executive have particular knowledge; provided that, the Company shall make reasonable best efforts to minimize disruption of Executive’s other activities. Any expenses reasonably incurred by Executive in connection with such assistance shall be reimbursed by the Company.

7. Maximum Payment Limit. If any payment or benefit due under this Agreement, together with all other payments and benefits that Executive receives or is entitled to receive from the Company or any of its subsidiaries, Affiliates or related entities, would (if paid or provided) constitute an excess parachute payment for purposes of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), the amounts otherwise payable and benefits otherwise due under this Agreement will either (i) be delivered in full, or (ii) be limited to the minimum extent necessary to ensure that no portion thereof will fail to be tax-deductible to the Company by reason of Section 280G of the Code, whichever of the foregoing amounts, taking into account the applicable federal, state or local income and employment taxes and the excise tax imposed under Section 4999 of the Code, results in the receipt by the Executive, on an after-tax basis, of the greatest amount of benefits, notwithstanding that all or some portion of such benefits may be subject to the excise tax imposed under Section 4999 of the Code. In the event that the payments and/or benefits are to be reduced pursuant to this Section 7, such payments and benefits shall be reduced such that the reduction of cash compensation to be provided to the Executive as a result of this Section 7 is minimized. In applying this principle, the reduction shall be made in a manner consistent with the requirements of Section 409A of the Code and where two economically equivalent amounts are subject to reduction but payable at different times, such amounts shall be reduced on a pro rata basis but not below zero. All determinations required to be made under this Section 7 shall be made by the Company’s independent public accounting firm, or by another advisor mutually agreed to by the parties, which shall provide detailed supporting calculations both to the Company and Executive within fifteen (15) business days of the receipt of notice from Executive that there has been a payment or benefit subject to this Section 7, or such earlier time as is requested by the Company.

8. Clawback Provisions. Notwithstanding any other provisions in this Agreement to the contrary, any incentive-based compensation, or any other compensation, paid to Executive pursuant to this Agreement or any other agreement or arrangement with the Company which is subject to recovery under any Policy approved by the Board that is generally applicable to senior management of the Company, applicable law, government regulation or stock exchange listing requirement, will be subject to such deductions and clawback as may be required to be made pursuant to such Policy, law, government regulation or stock exchange listing requirement.

9. Assignment and Successors. The Company may assign its rights and obligations under this Agreement to any United States subsidiary of the Company that is the main operating company of the Company (or the principal employer of employees of the Company and its subsidiaries) in the United States or to any successor to all or substantially all of the business or the assets of the Company (by merger or otherwise), and may assign or encumber this Agreement and its rights hereunder as security for indebtedness of the Company and its Affiliates. This Agreement shall be binding upon and inure to the benefit of the Company, Executive and their respective successors, assigns, personnel and legal representatives, executors, administrators, heirs, distributees, devisees, and legatees, as applicable. None of Executive’s rights or obligations hereunder may be assigned or transferred by Executive, other than Executive’s rights to payments hereunder, which may be transferred only by will or operation of law. Notwithstanding the foregoing, Executive shall be entitled, to the extent permitted under applicable law and any applicable Company benefit plans or arrangements, to select and change a beneficiary or beneficiaries to receive compensation hereunder following Executive’s death by giving written notice thereof to the Company.

10. Certain Definitions. For purposes of this Agreement:

(a) Business means the business conducted or planned to be conducted by the Company and its Affiliates as of a specified date. As of the date of this Agreement, the Business includes the automated collection of personalized data relating to consumers and the automated delivery of credit, collection, identity, fraud, verification (insurance coverage or ability for public assistance), or risk management products and services for businesses operating in the financial services, insurance, health care or telecommunications industries, or directly to consumers over the internet.

(b) Cause means any of the following as determined by the Board in its good faith discretion: (i) a material breach by Executive of the terms of this Agreement or a Policy; (ii) Executive’s willful failure or refusal to perform his material duties hereunder; (iii) the disregard of the legal directives of the Board which are not inconsistent with the scope, ethics and nature of Executive’s duties and responsibilities hereunder; (iv) engaging in misconduct that has, or could reasonably be expected to have, a material and adverse impact on the reputation, business, business relationships or financial condition of the Company or any of its Affiliates; (v) the commission of an act of fraud or embezzlement or acts of personal dishonesty involving personal profit against the Company or any of its Affiliates; or (vi) any commission of acts constituting, any conviction of, or plea of guilty or nolo contendere to, a felony or a crime involving fraud or misrepresentation, or other crime that results, or could reasonably be expected to result, in material harm to the reputation, business, business relationships or financial condition of the Company or any of its Affiliates; provided that Cause shall not be deemed to exist under any of the foregoing clauses (i), (ii) or (iii) unless Executive has been given reasonably detailed written notice of the grounds for such Cause and, if curable, Executive has not effected a cure within twenty (20) days after the date of receipt of such notice.

(c) Competitive Product or Service means any product or service which is competitive with any product or service provided by the Company or any of its Affiliates in connection with the Business, as conducted or, to Executive’s knowledge, planned to be conducted, as of the Date of Termination or at any time within the 12-month period immediately preceding the Date of Termination or the date of such conduct (if Executive is then employed by the Company).

(d) Competitor means the operating unit or business segment of any other Person that has Significant Operations that are competitive with, or in substantially the same line of business as, the Business, which for the avoidance of doubt as of the date hereof includes without limitation any of the following companies (including any of their successors, assigns or Affiliates): Acxiom Corporation, CBC Companies, CSC Credit Services, The Dun & Bradstreet Corporation, Equifax, Inc., Experian Group Limited, Fair Isaac Corporation, Fidelity National Information Services, Inc., The First American Corporation (Corelogic), Innovis Data Solutions, Inc., InfoUSA, Inc., RELX PLC and Verisk Analytics.

(e) Customer means any Person or entity to which the Company or any of its Affiliates has provided, or actively solicited, the sale of products or services in the twelve (12) months prior to the Date of Termination.

(f) Date of Termination means (i) if Executive’s employment is terminated by Executive’s death, the date of Executive’s death; (ii) if Executive’s employment is terminated pursuant to Section 3(a)(ii) – (vi) either the date indicated in the Notice of Termination or the date specified by the Company pursuant to Section 3(b), whichever is earlier.

(g) Disability means any event that results in Executive’s eligibility to receive benefits under the Company’s disability insurance policies, as in effect from time to time; provided, however, that if the Company does not maintain disability insurance, “Disability” shall mean Executive’s inability to perform substantially all of Executive’s duties and responsibilities to the Company by reason of a physical or mental disability or infirmity for either (i) a continuous period of three months or (ii) 180 days (which need not be continuous) during any consecutive 12-month period. The date of such Disability will be (x) in the case of clause (i) above the last day of such three-month period or, if later, the day on which satisfactory medical evidence of such Permanent Disability is obtained by the Company, or (y) in the case of clause (ii) above, such date as is determined in good faith by the Board. In the event that any disagreement or dispute arises between Executive and the Company as to whether Executive has incurred a Disability, then, in any such event, Executive will submit to a physical and/or mental examination by a competent, qualified and duly licensed physician who will be mutually selected by Executive and the Company, and such physician will make the determination of whether Executive suffers from any disability. In the absence of fraud or bad faith, the determination of such physician will be final and binding upon both Executive and the Company. The cost of any such examination will be paid by the Company.

(h) Good Reason means the occurrence, without Executive’s consent, of any of the following events: (i) a material reduction in position, overall responsibilities, level of authority, title or level of reporting; (ii) a material reduction in Executive’s Base Salary and Annual Bonus compensation opportunity, measured in the aggregate, which is not the result of a uniformly applied adjustment across all executives within the Company; (iii) a requirement that Executive’s location of employment be relocated by more than fifty (50) miles from Executive’s then-current location or (iv) a material breach by the Company of any material written agreement with Executive; provided that Executive must (x) provide written notice to the Company within ninety (90) calendar days following the occurrence of an event that Executive considers to constitute Good Reason (stating in reasonable detail the nature of the event giving rise thereto), (y) provide the Company thirty (30) days to cure the Good Reason, and, (z) if the Good Reason is not cured, end Executive’s employment with the Company within ninety (90) calendar days following such event.

(i) Person means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or a governmental entity (or any department, agency, or political subdivision thereof).

(j) Significant Operations means a business that generates revenues that equal or exceed twenty percent (20%) of the Company’s consolidated revenues as of the end of the immediately preceding calendar year.

11. Miscellaneous Provisions.

(a) Governing Law. This Agreement shall be governed, construed, interpreted and enforced in accordance with its express terms, and otherwise in accordance with the substantive laws of the State of Illinois without reference to the principles of conflicts of law thereof or any other jurisdiction, and where applicable, the laws of the United States.

(b) AS A SPECIFICALLY BARGAINED FOR INDUCEMENT FOR EACH OF THE PARTIES HERETO TO ENTER INTO THIS AGREEMENT (AFTER HAVING THE OPPORTUNITY TO CONSULT WITH LEGAL COUNSEL), THE COMPANY AND EXECUTIVE EACH EXPRESSLY WAIVES THE RIGHT TO TRIAL BY JURY IN ANY LAWSUIT OR PROCEEDING RELATING TO OR ARISING IN ANY WAY FROM THIS AGREEMENT OR THE MATTERS CONTEMPLATED HEREBY.

(c) Survival. Notwithstanding anything to the contrary in this Agreement, the provisions of Sections 4 through 9 and this 11 will survive the termination of Executive’s employment and the expiration or termination of the Term.

(d) Notices. Any notice, request, claim, demand, document and other communication hereunder to any Party shall be effective upon receipt (or refusal of receipt) and shall be in writing and delivered personally or sent by certified or registered mail, postage prepaid, or overnight delivery by a nationally recognized courier service, as follows (except that notice of change of address shall be effective only upon receipt):

(i) If to the Company, to the attention of its Chief Legal Officer at its headquarters,

(ii) If to Executive, at the last address that the Company has in its personnel records for Executive, or

(iii) At any other address as any Party shall have specified by notice in writing to the other Party.

(e) Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same Agreement. Signatures delivered by facsimile shall be deemed effective for all purposes.

(f) Entire Agreement. The terms of this Agreement are intended by the Parties to be the final expression of their agreement with respect to the subject matter hereof and supersede all prior understandings and agreements, whether written or oral (including, as of the Effective Date, the Existing Agreement, which shall remain in effect until the Effective Date, and the “Offer Letter” referenced therein). The Parties further intend that this Agreement shall constitute the complete and exclusive statement of their terms and that no extrinsic evidence whatsoever may be introduced in any judicial, administrative, or other legal proceeding to vary the terms of this Agreement.

(g) Amendments; Waivers. This Agreement may not be modified, amended, or terminated except by an instrument in writing, signed by Executive and a duly authorized officer of Company (other than Executive). By an instrument in writing similarly executed, Executive or a duly authorized officer of the Company (other than Executive) may waive compliance by the other Party with any specifically identified provision of this Agreement that such other Party was or is obligated to comply with or perform; provided that such waiver shall not operate as a waiver of, or estoppel with respect to, any other or subsequent failure. No failure to exercise and no delay in exercising any right, remedy, or power hereunder preclude any other or further exercise of any other right, remedy, or power provided herein or by law or in equity.

(h) Construction. This Agreement shall be deemed drafted equally by both the Parties. Its language shall be construed as a whole and according to its fair meaning. Any presumption or principle that the language is to be construed against any Party shall not apply. The headings in this Agreement are only for convenience and are not intended to affect construction or interpretation. Any references to sections or subsections are to those parts of this Agreement, unless the context clearly indicates to the contrary. Also, unless the context clearly indicates to the contrary, (i) the plural includes the singular and the singular includes the plural; (ii) “and” and “or” are each used both conjunctively and disjunctively; (iii) “any,” “all,” “each,” or “every” means “any and all,” and “each and every”; (iv) “includes” and “including” are each “without limitation”; (v) “herein,” “hereof,” “hereunder” and other similar compounds of the word “here” refer to the entire Agreement and not to any particular section or subsection; and (vi) all pronouns and any variations thereof shall be deemed to refer to the masculine, feminine, neuter, singular or plural as the identity of the entities or persons referred to may require.

(i) Enforcement. If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws effective during the term of this Agreement, such provision shall be fully severable; this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a portion of this Agreement; and the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance from this Agreement. Furthermore, in lieu of such illegal, invalid or unenforceable provision there shall be added automatically as part of this Agreement a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable.

(j) Withholding. The Company shall be entitled to withhold from any amounts payable under this Agreement any federal, state, local or foreign withholding or other taxes or charges which the Company is required to withhold or by its Policies it customarily withholds. The Company shall be entitled to rely on an opinion of counsel if any questions as to the amount or requirement of withholding shall arise.

(k) Section 409A.

(i) General. The intent of the Parties is that the payments and benefits under this Agreement comply with or be exempt from Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations and guidance promulgated thereunder (collectively, “Section 409A”) and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith. In no event whatsoever shall the Company be liable for any additional tax, interest or penalty that may be imposed on Executive by Section 409A or damages for failing to comply with Section 409A.

(ii) Separation from Service. Notwithstanding anything in this Agreement to the contrary, any compensation or benefits payable under this Agreement that is considered nonqualified deferred compensation under Section 409A and is designated under this Agreement as payable upon Executive’s termination of employment shall be payable only upon Executive’s “separation from service” with the Company within the meaning of Section 409A (a “Separation from Service”) and, except as provided below, any such compensation or benefits described in Section 4 shall not be paid, or, in the case of installments, shall not commence payment, until the sixtieth (60th) day following Executive’s Separation from Service (the “First Payment Date”). Any lump sum payment or installment payments that would have been made to Executive during the sixty (60) day period immediately following Executive’s Separation from Service but for the preceding sentence shall be paid to Executive on the First Payment Date and any remaining installment payments shall be made as provided in this Agreement.

(iii) Specified Employee. Notwithstanding anything in this Agreement to or any other agreement providing compensatory payments to Executive to the contrary, if Executive is deemed by the Company at the time of Executive’s Separation from Service to be a “specified employee” for purposes of Section 409A, any payment of compensation or benefits to which Executive is entitled under this Agreement or any other compensatory plan or agreement that is considered nonqualified deferred compensation under Section 409A payable as a result of Executive’s Separation from Service shall be delayed to the extent required in order to avoid a prohibited distribution under Section 409A until the earlier of (i) the expiration of the six-month period measured from the date of Executive’s Separation from Service with the Company or (ii) the date of Executive’s death. Upon the first business day following the expiration of the applicable Section 409A period, all payments deferred pursuant to the preceding sentence shall be paid in a lump sum to Executive (or Executive’s estate or beneficiaries), and any remaining payments due to Executive under this Agreement or any other compensatory plan or agreement shall be paid as otherwise provided herein or therein.

(iv) Expense Reimbursements. To the extent that any reimbursements under this Agreement are subject to Section 409A, any such reimbursements payable to Executive shall be paid to Executive no later than December 31 of the year following the year in which the expense was incurred, provided that Executive must submit Executive’s reimbursement request promptly following the date the expense is incurred, the amount of expenses reimbursed in one year shall not affect the amount eligible for reimbursement in any subsequent year and Executive’s right to reimbursement under this Agreement will not be subject to liquidation or exchange for another benefit.

(v) Installments. Executive’s right to receive any installment payments under this Agreement, including any continuation salary payments that are payable on Company payroll dates, shall be treated as a right to receive a series of separate payments and, accordingly, each such installment payment shall at all times be considered a separate and distinct payment as permitted under Section 409A. Except as otherwise permitted under Section 409A, no payment hereunder shall be accelerated or deferred unless such acceleration or deferral would not result in additional tax or interest pursuant to Section 409A.

12. Executive Acknowledgement. Executive acknowledges that Executive has read and understands this Agreement, is fully aware of its legal effect, has not acted in reliance upon any representations or promises made by the Company other than those contained in writing herein, and has entered into this Agreement freely based on Executive’s own judgment.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date and year first above written.

TRANSUNION

By:	/s/ LEO F. MULLIN
Name:	Leo F. Mullin
Title:	Chairman, Board of Directors

By:	/s/ MICHAEL J. FORDE
Name:	Michael J. Forde
Title:	Senior Vice President, Corporate Secretary

EXECUTIVE

/s/ CHRISTOPHER A. CARTWRIGHT
Christopher A. Cartwright

[Signature Page to Employment Agreement]

Exhibit A

RELEASE OF CLAIMS

This General Release of Claims (this “Release”) by Christopher A. Cartwright (“Executive”) is attached to the Employment Agreement, by and among TransUnion, a Delaware corporation (together with its successors and assigns, the “Company”), and Executive, dated as of November 13, 2018 (the “Agreement”). Capitalized terms not otherwise defined herein shall have the meaning ascribed to them in the Agreement.

1. Release.

(a) Executive, on behalf of Executive and Executive’s heirs, executors, administrators, successors and assigns, hereby irrevocably and unconditionally releases the Releasees (as defined in Section 1(c) below) from any and all claims, liabilities, causes of action, rights, complaints, sums of money, suits, debts, covenants, contracts, agreements, promises, benefits, obligations, damages, demands or liabilities of every nature, kind and description, in law, equity or otherwise, whether known or unknown, suspected or unsuspected (collectively, “Claims”) which Executive or Executive’s heirs, executors, administrators, successors or assigns ever had, now has or may hereafter claim to have by reason of any matter, cause or thing whatsoever: (i) arising from the beginning of time through the date upon which Executive signs this Release including, but not limited to, any such Claims relating in any way to Executive’s employment with the Company or any of the other Releasees, and any such Claims arising under any federal, state, local or foreign statute or regulation or common law, including without limitation the Age Discrimination in Employment Act (ADEA), that may be legally waived and released; (ii) arising out of or relating to the termination of Executive’s employment with the Company or any of the other Releasees; or (iii) arising under or relating to any policy, agreement, plan, understanding or promise, written or oral, formal or informal, between the Company or any of the other Releasees and Executive. It is further understood and agreed that, notwithstanding any statute or common law principle, and for the purpose of implementing a full and complete release and discharge of all claims, Executive expressly acknowledges that this Release is intended to include in its effect, without limitation, all Claims which Executive does not know or suspect to exist in Executive’s favor at the time of execution hereof, and that the release agreed upon herein contemplates the full extinguishment of Executive’s Claims.

(b) Notwithstanding the foregoing, the Company and Executive recognize that nothing contained in this Section 1 shall in any way release or discharge: (i) Executive’s right to bring any Claim that cannot be waived under applicable law; (ii) Executive’s right to enforce, or bring any Claim for breach of, the Employment Agreement; (iii) Executive’s right to any vested benefits to which Executive may be entitled under any retirement, pension or any equity incentive compensation plan of the Company or its subsidiaries; or (iv) Executive’s right to bring any Claim for indemnification under any applicable directors and officers liability insurance policy or applicable state or federal law, as applicable (the “Excluded Claims”).

(c) For purposes of this Release, “Releasees” shall mean (i) the Company and all other members of the Company Group, and all of their respective predecessors, successors and assigns, and (ii) all past and present owners, investors, shareholders, trustees, directors, officers, partners, members, employees, agents, attorneys and representatives of each of the entities referenced in this Section 1(c) and each of their respective predecessors, successors, estates, heirs and assigns.

2. Retention of Rights

(a) Nothing in this Release prevents Executive from filing a charge with, or participating in any investigation or proceeding conducted by, the Equal Employment Opportunity Commission or any comparable federal, state or local government agency.

(b) Nothing in this Release prevents Executive from reporting possible violations of law or regulations to any governmental agency or legislative body, or any self-regulatory organization, or making other disclosures that are protected under the whistleblower provisions of federal, state or local law or regulation. Executive does not need the prior authorization of the Company to make any such reports or disclosures and Executive is not required to notify the Company that Executive has made such reports or disclosures.

3. Attorney Consultation; Voluntary Agreement. Executive acknowledges that (a) the Company has advised Executive to consult with an attorney of Executive’s own choosing before signing this Release, (b) Executive has been given the opportunity to seek the advice of counsel, (c) Executive has carefully read and fully understands all of the provisions of this Release, (d) the release provided herein specifically applies to any rights or claims Executive may have against the Releasees pursuant to the ADEA, (e) Executive is entering into this Release knowingly, freely and voluntarily in exchange for good and valuable consideration to which Executive is not otherwise entitled, including, where applicable, the provision of Termination Payments set forth in Section 4(b) of the Agreement, and (f) Executive has the full power, capacity and authority to enter into this Release.

4. Period of Review and Revocation Rights.

(a) Executive understands and agrees that Executive has [twenty-one (21)] [forty-five (45)]* following Executive’s receipt of this Release to review this Release and its terms and to reflect upon them and consider whether Executive wants to sign it, although Executive may sign it sooner. Executive agrees that any modifications, material or otherwise, made to the Agreement after the date the Company provided this Release to Executive do not restart or affect in any manner the original [twenty-one (21)] [forty-five (45)] day consideration period. Executive understands and agrees that Executive may accept this Release by signing and returning it within the applicable time frame to [NAME], [TITLE], TransUnion at [MAILING ADDRESS].

*

Executive is entitled to 45 days to review this Release in the event of a “group termination,” which means an “exit incentive program” or an “other employment termination program” offered to two or more individuals, each as defined in 29 C.F.R. § 1625.22(f)(1)(iii) and 21 days in the event of an individual termination. If this Release is being offered to Executive in connection with a group termination, Executive will also be provided with a listing of the ages and job titles of persons who were selected for the termination program and persons in the same decisional unit who were not selected for the termination program.

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(b) Executive further acknowledges that Executive will have seven (7) calendar days following Executive’s execution of this Release within which to revoke the terms of this Release. If Executive chooses to revoke his consent to this Release, the revocation must be in writing and delivered to [NAME], [TITLE], TransUnion at the address above no later than seven (7) calendar days after Executive has signed this Release. In the event of such revocation by Executive, this Release shall be null and void in its entirety, and, where applicable, Executive will not receive the Termination Payments. Provided that Executive does not revoke this Release, this Release shall become effective on the eighth (8th) calendar day following the date of Executive’s execution of this Release.

* * *

IN WITNESS WHEREOF, Executive has executed this Release on the date set forth below.

Christopher A. Cartwright

Date Executed:
(Signature)

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Exhibit B

EXECUTIVE’S AGREEMENT REGARDING

INVENTIONS, CONFIDENTIAL INFORMATION AND TRADE SECRETS

In consideration for my employment or continued employment after this date by TransUnion, a Delaware corporation, and/or its affiliates, (collectively, the “Company”), I agree as follows:

1. I understand that the phrase “Confidential Information and Trade Secrets” includes, but is not limited to, the following either developed, created or licensed by, belonging to, or in the possession of the Company: (i) Inventions, (as that term is defined below) including all features of any Inventions, whether developed by me or the Company, or the Company’s affiliates, not yet patented or published, but subject to Paragraph 8 below; (ii) computer source code, and research and development data; (iii) business information such as information regarding the Company’s operations, product costs, vendor and customer lists, lists of approved components and sources, unpublished price lists, production schedules, business and marketing plans, technical plans, sales figures and all other financial and business information not yet publicly announced or publicly disclosed; (iv) any other information pertaining to the Company and its affiliates not generally available to the public or to competitors of the Company or its affiliates which, if disclosed, would materially damage the Company or its affiliates or would aid or benefit a competitor; (v) any information obtained by the Company, or its affiliates, under an obligation of confidentiality, from third parties, whether such Company or affiliate obligations are pursuant to a non-disclosure or confidentiality agreement or otherwise; and (vi) consumer information, including, but not limited to, consumer credit information and non-public personal information such as information pertaining to Company employees, customers, or other third persons.

2. I understand that the term “Inventions” shall mean all copyrights, patents, trademarks, service marks, trade names, moral rights, and all other intellectual property rights associated with any and all ideas, concepts, inventions, Confidential Information and Trade Secrets, discoveries, improvements, processes, methods, designs and works of authorship that relate to the Company’s existing, past, or proposed business, products, services, research and development, or any anticipated research and development, which were, or will be, made by me, either solely or jointly with others, during any past or future period of employment with the Company, except as provided in Paragraph 8 below. I understand that, for the purposes of this Agreement Regarding Inventions, Confidential Information and Trade Secrets (this “Inventions Agreement”), except as provided in Paragraph 8 below, Inventions shall be considered to have been made during my employment with the Company if they were conceived, in whole or in part, refined, developed or first practiced during my employment with the Company. However, I understand that this Inventions Agreement does not apply to any Inventions fully conceived, developed and reduced to practice after the termination of my employment with the Company and assigned to another company in accordance with an employment agreement with that second company.

Executive’s initials         /s/ CC

3. I recognize that, except as provided in Paragraph 8 below, all records and copies of records concerning Inventions and Confidential Information and Trade Secrets made or received by me during my period of employment with the Company are the property of the Company exclusively and all such records are also deemed Confidential Information and Trade Secrets. I shall immediately surrender to the Company all such records or copies of records if and when my employment is terminated, or at any time during my employment at the Company’s request.

4. I understand and agree that I shall not disclose any Inventions or Confidential Information and Trade Secrets to any other person, firm, association or corporation except as required in the fulfillment of my duties and responsibilities in my employment with the Company as such duties and responsibilities have been explicitly authorized by the Company. I also agree that I shall not use any Inventions or Confidential Information and Trade Secrets for the private benefit of myself or for the benefit of any other person, firm, association or corporation.

5. I agree that during my employment with the Company all Inventions, discoveries and improvements, whether patentable or unpatentable, and all works of authorship, whether copyrightable or uncopyrightable, made, developed, conceived, modified, acquired, devised, discovered or created by me, whether alone or jointly with others, whether by using the Company’s or its divisions’ or affiliates’ equipment, supplies, facilities, or Trade Secrets or Confidential Information or otherwise, and which relate to or pertain in any way, at the time of conception or reduction to practice of the Invention or of creation of the work of authorship to the business of the Company, or its divisions or affiliates, or the actual or demonstrably anticipated research or development of the Company or its divisions or affiliates, or which result from any work performed by me for the Company or its divisions or affiliates, shall be promptly disclosed in writing by me to the Company.

6. I acknowledge that, except as provided in Paragraph 8 below, any computer software, applications, pictorial works, graphic works, sculptural works, related documentation and other works of authorship made, conceived or modified jointly or solely by me during my employment with the Company, or which result from tasks assigned to me by the Company, shall be considered “Works for Hire” under the copyright laws of the United States; and moreover, that all right, title and interest therein, including all rights of copyright, patent or otherwise, in the United States and in all foreign countries, in any form or medium and in all fields of use now known or hereafter existing, shall be exclusive property of the Company or its assignee.

7. Should an Invention, discovery, improvement or work of authorship not be deemed a Work for Hire for any reason, then, except as provided in Paragraph 8 below, I hereby irrevocably assign to the Company or its assignee, all of my right, title and interest in and to any such Inventions, discoveries, improvements or works of authorship. I further agree that the Company is under no further obligation, monetary or otherwise, to me for such assignment. I agree to execute, acknowledge and deliver to the Company, its successors and assigns, all documentation, including, but not limited to, applications for patents and/or copyrights, as the Company may reasonably deem necessary or desirable to obtain and perfect the interests of the Company, its successors and assigns, in any and all countries, but subject to the limitations in Paragraph 8 below, in such Inventions, discoveries, improvements and works of authorship and to vest title thereto in the Company.

Executive’s initials         /s/ CC

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8. I represent that all Inventions that I have developed before being employed by the Company (including its predecessors and subsidiaries), if any, are fully disclosed in the attached Memorandum of Inventions, Discoveries and Improvements Made Prior to Employment with the Company (the “Memorandum”). I understand I am not assigning any existing Inventions that I developed before being employed by the Company (including its predecessors and subsidiaries), which are disclosed in full in the attached Memorandum, and that any such Inventions are not subject to this Inventions Agreement.

9. For the avoidance of doubt, this Inventions Agreement does not prohibit or restrict me (or my attorney) from responding to any inquiry about the Inventions Agreement or its underlying facts and circumstances by the Securities and Exchange Commission (SEC), the Financial Industry Regulatory Authority (FINRA), any other self-regulatory organization or governmental entity, or making other disclosures that are protected under the whistleblower provisions of federal law or regulation. I understand and acknowledge that I do not need the prior authorization of the Company to make any such reports or disclosures and that I am not required to notify the Company that I have made such reports or disclosures.

10. Notwithstanding anything in this Inventions Agreement to the contrary, I understand that I may, without informing the Company prior to any such disclosure, disclose Confidential Information (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, solely for the purpose of reporting or investigating a suspected violation of law or (ii) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. If I am compelled to disclose any Confidential Information by judicial or administrative process, I shall disclose only that portion of such information that I am advised by my counsel is legally required to be disclosed; provided, however, that I shall to the extent legally permissible provide the Company with advanced notice of the information that I intend to disclose as a result of such requirement and reasonably cooperate with the Company, at the Company’s sole cost and expense, in connection with the efforts of the Company to obtain an appropriate protective order or other reasonable assurance that confidential treatment will be accorded such information. Additionally, without informing the Company prior to any such disclosure, if I file a lawsuit against the Company for retaliation for reporting a suspected violation of law, I may disclose Confidential Information to my attorney and use the Confidential Information in the court proceeding or arbitration, provided that I file any document containing the Confidential Information under seal and do not otherwise disclose the Confidential Information, except pursuant to court order. Without prior authorization of the Company, however, I understand that the Company does not authorize me to disclose to any third party (including any government official or any attorney I may retain) any communications that are covered by the Company’s attorney-client privilege.

Executive’s initials         /s/ CC

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11. This Inventions Agreement shall be governed by the laws of the State of Illinois. The parties expressly agree that the state and federal courts of the State of Illinois will have exclusive jurisdiction of any controversy between me and the Company regarding this Inventions Agreement. Both parties expressly agree and acknowledge that no court action may be brought by either party to this Inventions Agreement outside the State of Illinois. However, in the event the parties have entered into an arbitration covenant, the jurisdiction of the controversy shall be governed by that understanding.

12. Failure of either party hereto to enforce any of the provisions of this Inventions Agreement, or any rights with respect thereto, shall in no way be considered to be a waiver of such provisions or rights or in any way affect the validity of this Inventions Agreement.

13. If any term, provision, covenant or condition of this Inventions Agreement is held by a court of competent jurisdiction or arbitrator if applicable to be invalid, void or unenforceable, the validity and enforceability of the remaining terms, provisions, covenants and conditions of this Inventions Agreement shall not in any way be affected, impaired or invalidated.

14. This Inventions Agreement shall be binding on my heirs, executors, legal representatives and assigns and shall inure to the benefit of any successors and assigns of the Company.

IN WITNESS WHEREOF, the parties have executed this Inventions Agreement the day and year written below.

/s/ CHRISTOPHER A. CARTWRIGHT
Signature of Executive

Christopher A. Cartwright
Typewritten Name of Executive

President of USIS
Position or Title

November 13, 2018
Date

Executive’s initials         /s/ CC

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MEMORANDUM OF INVENTIONS, DISCOVERIES AND IMPROVEMENTS

MADE PRIOR TO EMPLOYMENT WITH TRANSUNION

Date of Invention, Discovery or Improvement	Patent No.	Description of Invention, Discovery or Improvement	Individuals who Assisted in Creation/Development of Invention, Discovery or Improvement

	Date: November 13, 2018		Name: Christopher A. Cartwright

Executive’s initials         /s/ CC

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